Exhibit 10.6

Emergency Roadside Assistance Servicing Agreement

THIS AGREEMENT is made as of January 1, 2011 (the “Effective Date”) by and among SIGNATURE’S NATIONWIDE MOTOR CLUB, INC. (hereinafter “SNAC”) with offices located at 51 W. Higgins Road, South Barrington, IL 60010, AFFINITY GROUP, INC. (hereinafter “AGI”), with offices located at 64 Inverness Drive East, Englewood, Colorado, 80112, and AFFINITY ROAD AND TRAVEL CLUB, INC. (hereinafter “ART”), with offices located at 64 Inverness Drive East, Englewood, Colorado, 80112.

WHEREAS, AGI, through ART, makes available roadside service programs to owners and operators of recreational vehicles within the United States, Canada, Mexico, Puerto Rico, and United States Virgin Islands; and

WHEREAS, SNAC is in the business of dispatching emergency roadside assistance services through a network of Independent Service Providers (as defined below) and providing various ancillary services; and

WHEREAS, AGI wishes to contract with SNAC to dispatch roadside assistance services and provide ancillary services to Members (or affiliates) of AGI’s membership clubs on the terms defined in greater detail herein; and

WHEREAS, SNAC wishes to provide such services itself, and by using Independent Service Providers, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the promises contained in this Agreement, which the parties acknowledge to be sufficient, SNAC and AGI agree as follows:

Section 1.                                          Definitions.

Each of the following capitalized terms will have the meaning ascribed to it in this Section wherever they appear in this Agreement.

1.1                               “Additional Services” means all services provided by or through SNAC pursuant to this Agreement which are not ERS Services and for which SNAC is entitled to compensation or reimbursement by AGI in accordance with the terms of this Agreement.

1.2                               “Agreement” means this contract effective January 1, 2011 including all Exhibits.

1.3                               “Approved Material” means any promotional material AGI uses to promote the Covered Services and that references SNAC.  SNAC may withdraw its previous approval in writing and in such case the promotional material shall no longer be Approved Material.

1.4                               “AGI Program” means a mutually agreed upon set of obligations between AGI and SNAC which are defined generally by this Agreement and specifically within a Program Exhibit hereto.

1.5                               “Call Center” means a facility that handles Member phone calls requesting Emergency Roadside Assistance and dispatches Independent Service Providers to assist those Members.  An “SNAC Call Center” or “SNAC CSR” shall be a Call Center owned, operated or under the directional or contractual control of SNAC.

1.6                               “Claim” means any action, cause of action, suit, claim, demand, settlement, judgment, controversy, loss, obligation, damage, cost, liability, lien, fine, penalty, charge, court cost, reasonable attorneys’ fees and expenses, payment, liability and expense, asserted against, imposed upon, or incurred or suffered by an Indemnitee.

1.7                               “Covered Services” means the ERS Services and the Additional Services.

1.8                               “CSR” means Dispatch member service representative who receives a request for Disablement assistance from a Member.

1.9                               “Disablement” means one mechanical breakdown or other situation rendering a Member’s vehicle inoperable and unable to proceed under its own power, thereby entitling a Member to receive Covered Service(s). A Disablement may incorporate one or more Dispatches and Events.  A Disablement may be made up of one or multiple Dispatches from one or more Independent Service Provider using one or more pieces of equipment.

1.10                        “Dispatch” means the act of providing assistance to a Member by sending one or more Independent Service Providers to render Covered Service(s).

1.11                        “Effective Date” means the date identified in the preamble to this Agreement, above.

1.12                        “Emergency Roadside Assistance” means the delivery of ERS Services through Independent Service Providers, and other services as necessary in order to render the vehicle operable in order to proceed under its own power safely.

1.13                        “ERS Services” means the Emergency Roadside Services described under the following headings in Program Exhibit 1: Towing Coverage, Flat Tire Service, Battery Service, Lockout\Lost Key Service, Fuel\Fluid Delivery Service and/or RV Roadside Mechanical Repairs Service, and those other emergency roadside assistance services which may change from time to time upon both parties’ written approval.

1.14                        “Event” means a single ERS Service provided by a single service vehicle.

1.15                        “Indemnitee” means any person entitled to indemnification under this Agreement, including the non-indemnifying party, its parent, subsidiaries and affiliated entities, and each of their officers, directors, employees, agents, and representatives.

1.16                        “Indemnitor” means each indemnifying party when such party is obligated to defend an Indemnitee under this Agreement.

1.17                        “Independent Service Provider” means an independent garage, Towing Network Provider, or other contractor that may be part of SNAC’s network and SNAC dispatches to perform ERS Services for Members.

1.18                        “Members” mean the members of AGI’s membership clubs, or AGI affiliates and customers, who are eligible to receive Covered Services under the terms of this Agreement.

1.19                        “Member Information” means personally identifiable information as defined by applicable law, which AGI or SNAC obtains with respect to a Member related to AGI’s or SNAC’s performance of the duties and obligations of this Agreement.

1.20                        “Notice” means any communication from one party to the other given according to the requirements of the Section of this Agreement entitled “Notices.”

1.21                        “Program Exhibit” means to an Exhibit attached to this Agreement either on the Effective Date or thereafter during the Term of this Agreement, sequentially numbered, and signed by both parties.

1.22                        “RV” is defined as the abbreviation for “recreational vehicle” and applies to any enclosed piece of equipment dually used as a temporary or full time travel home, used primarily for traveling and recreational personal pleasure and not in connection with any commercial or business enterprise.  Specific RV types include but are not limited to self-contained Motor Homes, Travel Trailers, 5th Wheel Trailers, Pop-up Camping Trailers, Slide-in Truck Campers, and Conversion Vans.

1.23                        “Towing Network Provider” means an independent towing facility that performs towing services for Members.

Section 2.                                          Covered Services.

2.1                               SNAC agrees to provide Covered Services to Members, on a sign-and-drive basis (unless other terms are specifically agreed to in writing by the Parties and set forth in this Agreement and/or a future amendment or modification hereto), who contact an SNAC Call Center.  SNAC shall provide the Covered Services to Members subject to SNAC’s ordinary and reasonable business practices, common industry standards, and this Agreement including the terms and conditions found in Program Exhibit 1.  SNAC shall provide Covered Services in Canada, Mexico, Puerto Rico, all fifty (50) United States and the District of Columbia, and United States Virgin Islands.  SNAC may suspend provision of Covered Services in any such jurisdiction if it determines that continuing to provide such Covered Services in such jurisdiction would violate an applicable law or regulation, or a degradation of the effectiveness of law enforcement agencies in such jurisdiction creates a material risk to SNAC or its employees, agents or contracted service providers; provided, however, that if such suspension, either individually or in the aggregate with other suspensions, has a material adverse effect on the rights or benefits of AGI under this Agreement, AGI shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice.

2.2                               SNAC will staff SNAC Call Centers adequately to meet the service level standards described in Program Exhibit 1 and any subsequent Program Exhibit. AGI will provide SNAC with AGI owned toll-free numbers for Members to contact SNAC Call Centers for Covered Services, the cost of which shall be the sole responsibility of SNAC.  SNAC shall dispatch Emergency Roadside Assistance to light, medium and heavy duty RVs, passenger automobiles, motorcycles, passenger vans, mini-vans, station wagons, sport utility vehicles, all terrain vehicle (ATV) trailers, personal watercraft (PWC) trailers, snowmobile trailers, and light, medium and heavy duty trucks, provided such vehicle (or, in the case of trailers or trailered vehicles, the connected towing vehicle) has experienced a Disablement and such vehicle or trailer is located: 1) on the Member’s property in an area reasonably accessible to an appropriate service vehicle; 2) if not on the Member’s property, within 100 feet of a hard-packed or graded dirt public road, paved street, driveway, parking lot, highway, freeway, expressway or adjacent shoulder, or 3) in a location reasonably accessible to an appropriate service vehicle.  Vehicle types eligible for Dispatch may be added or deleted as mutually agreed in writing by the Parties.  SNAC CSRs shall accept Member phone calls and shall dispatch Independent Service Providers to deliver Emergency Roadside Assistance to Members.  The CSR shall provide the Independent Service Provider appropriate dispatch information which may include the Member’s name, call-back telephone number, service requested, vehicle information, license plate information, breakdown location and the destination to which the vehicle is to be towed, and any other required or relevant information.  After contacting the Independent Service Provider, SNAC’s CSR will advise the Member of the name and telephone number of the Independent Service Provider, as well as the name and telephone number of the destination facility, and the approximate time it will take for the Independent Service Provider to arrive at the Member’s location (ETA).

2.3                               AGI and SNAC shall cooperate in providing training to SNAC CSRs about the features and characteristics of AGI’s Programs.  SNAC and AGI shall also cooperate in developing training materials and other resources to educate SNAC CSRs about AGI Programs pursuant to AGI’s certification training programs and schedules as described in greater detail in Program Exhibit 1.  AGI will submit to SNAC the terms, conditions and servicing requirements of all new AGI Programs prior to their implementation.  If, in the exercise of SNAC’s judgment, SNAC determines that AGI’s new Program will cause SNAC unreasonable systems or operational issues, the Parties shall each employ their best efforts to resolve such issues.  Such resolution may require modifications to AGI’s Program prior to launch.  At SNAC’s expense, SNAC will complete CSR training of new AGI Programs after AGI provides SNAC with complete information concerning the AGI Program, including all benefits and claims and service limits.  SNAC will make commercially reasonable efforts to service AGI’s Programs according to their terms, minimize CSR mistakes and address Member complaints and inquiries.  However, AGI acknowledges that occasional human error or mistakes in judgment by individual CSRs are contemplated within applicable service level standards and shall not otherwise constitute a breach of this Agreement.  Further, while SNAC may elect to make improvements in information technology, systems, or infrastructure in order to improve Member service, nothing in this Agreement shall be construed to require SNAC to make any such improvements.

2.4                               SNAC will use its best efforts to dispatch an Independent Service Provider to all Members in need of Emergency Roadside Assistance.  However, AGI recognizes that in some instances, SNAC may be unable to locate an Independent Service Provider or that due to severe weather or other circumstances beyond SNAC’s control, no Independent Service Provider is available for dispatch for an extended period of time.  Further, Independent Service Providers may decline to provide Emergency Roadside Assistance on restricted, toll or private highways or in areas where it would be hazardous for Independent Service Providers’ vehicles to travel.  Therefore, SNAC does not guarantee availability of service other than that represented in the service level standards appearing in Program Exhibit 1, provided, that prior to declining service to any member, SNAC shall contact AGI customer service for AGI’s recommended resolution.  SNAC and AGI shall escalate any such situation to designated employees and shall cooperatively attempt to resolve the situation.  SNAC shall comply with any reasonable proposal by AGI to assist the Member and shall be responsible for the actual cost of Covered Services thereof. A proposal shall be deemed unreasonable if, in either party’s sole discretion, it would expose any individual or entity to a significant risk of personal harm, liability or litigation.

2.5                               In addition to dispatching Independent Service Providers to provide Emergency Roadside Assistance, SNAC will be responsible for maintaining its network of Independent Service Providers and paying the Independent Service Providers for the ERS Services performed.

2.6                               SNAC will be responsible for maintaining networks of tire and battery delivery providers, qualified mobile mechanics, mobile RV techs, and Repair Facilities, and other networks as required, described in Program Exhibit 1 as those networks are launched and expanded.

Section 3.                                          AGI Programs.

3.1                               The nature of each AGI Program and its affinity relationship with SNAC related to this Agreement shall be specified in one or more Program Exhibits.  In the event of a conflict between any term of this Agreement and a Program Exhibit, the terms of the Program Exhibit shall prevail.

3.2                               Material changes to any AGI Program that negatively impact SNAC’s costs and/or SNAC’s ability to maintain the quality of Covered Services without incurring additional costs shall be made only in a writing executed by authorized representatives of both parties.  Neither party shall have any obligation related to any material changes to an AGI Program until such change is agreed upon by the parties in writing.

3.3                               The nature and benefits of the Covered Services are as described in the applicable Program Exhibit (and in Section 2).  SNAC may make minor or incremental changes to the benefits of the Covered Services at its discretion, provided, that to the extent such changes are material or negatively impact AGI’s costs and/or the quality of Covered Services, or if the change conflicts with any term or representation appearing in any applicable AGI Member benefit brochure, such change shall require AGI’s prior written consent.

3.4                               SNAC hereby grants AGI a limited right to reference its Covered Services as a component of the benefits marketed or promoted by AGI to Members.  In no event shall AGI market SNAC’s Covered Services separately as a standalone product to Members.  SNAC Covered Services are supplemental to the product marketed and sold by AGI and AGI understands and agrees that that it may not state through any means nor manner (directly or indirectly) that the primary Member benefit under any AGI Program is provided by SNAC, nor that AGI relies on any SNAC motor club certificate of authority, product filing, license, permit or other governmental approval granted to SNAC without SNAC’s written consent.

Section 4.                                          Fees.

4.1                               AGI shall pay SNAC for the Covered Services as such amounts as are set forth in Program Exhibit 1.

Section 5.                                          Marketing of AGI Programs.

5.1                               AGI shall provide SNAC with representative versions of online and written materials that reference SNAC and that will be used in conjunction with the marketing of AGI Programs related to this Agreement.  AGI shall not modify Approved Materials, except if such modifications or designs have been approved via the process set forth below.

5.2                               All online and written materials that are utilized by AGI in the promotion of AGI Programs and that reference SNAC or its affiliated companies shall be approved in writing by SNAC.  AGI shall use reasonable efforts to submit materials to SNAC at least thirty (30) calendar days prior to their intended use.  SNAC shall use reasonable efforts to return such materials with SNAC’s comments within ten (10) business days of AGI’s submission.  SNAC’s failure to respond within such period shall be deemed as approval of such materials.  AGI’s use of materials that in the promotion of AGI Programs that reference SNAC but that are not Approved Materials shall be a material breach of this Agreement allowing SNAC to terminate the Agreement unless cured in accordance with Section 8.2.  Immediately upon termination or expiration of this Agreement, AGI shall discontinue all use of Approved Materials that reference SNAC.

5.3                               AGI shall also provide SNAC with copies of solicitation materials that are provided to its service providers (dealerships, service centers, etc.) in conjunction with the AGI Program(s) and that reference SNAC.  In no event may AGI (a) sell Covered Services provided by SNAC to a person under the age of 18, or (b) promote Covered Services provided by SNAC in any way (directly or indirectly) with or connected to any product related to tobacco, gambling, adult content or adult themes, alcohol, weight loss, speculative investments or any gaming products or services.  AGI may promote the Covered Services only in conjunction with AGI’s products as stated in the applicable Exhibit.  Any sponsorships or endorsements that reference SNAC, including but not limited to celebrity endorsements, associated with an AGI Program are subject to SNAC’s written approval and periodic review.

5.4                               SNAC will provide AGI with copies of any solicitation materials provided by AGI to consumers or Independent Service Providers by or at the direction of SNAC in conjunction with the AGI Program(s) that reference SNAC and will comply with AGI’s reasonable directions and restrictions regarding the content of such materials.

Section 6.                                          Marketing Restrictions, Requirements and Special Considerations.

6.1                               AGI shall not make any representation that it is “renting”, using, operating under, providing benefits under, or otherwise relying upon any certificate of authority to operate a motor club held by SNAC or any SNAC affiliate.

6.2                               Each party hereto shall be solely responsible for determining the legal and regulatory requirements applicable to it with regard to its obligations and the performance of its duties hereunder and shall not rely on the other party for advice or guidance in the determination of such legal obligations or liabilities.

6.3                               Each party shall be solely responsible determining the applicability of any tax obligations it accrues pursuant to this Agreement, including, without limitation, any obligations under the Canadian income tax or G.S.T. system.  Further, each party shall be solely liable for all taxes, including without limitation, income taxes and G.S.T., payable by that party under applicable law.  Neither party shall, absent a specific written agreement to the contrary, have any obligation to advance, pay or assume any tax liability of the other party.

6.4                               SNAC shall suppress all Member information from outbound telemarketing, direct mail, e-mail and other marketing campaigns for motor club and/or Emergency Roadside Services conducted by, or on behalf of, SNAC, Allstate Motor Club, Allstate Enterprises, LLC and their respective subsidiaries and affiliates.  AGI shall be solely responsible for providing lists in a timely manner and for the completeness and accuracy of the information contained in such lists.

6.5                               Each calendar year during the Term of this Agreement, SNAC shall participate in a minimum of four (4) recreational vehicle industry trade shows designated by AGI.

6.6                               SNAC shall be responsible for the cost and fulfillment of AGI’s key tag program as described in Program Exhibit 1.

6.7                               SNAC shall develop and implement a Good Sam Smart-Phone based mobile phone application to launch approximately 90 days following the Effective Date.  Features of the application are described in Program Exhibit 1.

Section 7.                                          Exclusivity.

7.1                               Except for the AGI Programs contemplated in this Agreement, SNAC shall not create any program or enter into an agreement to provide towing and/or emergency roadside services for recreational vehicles with entities in the RV market place, including but not limited to dealerships, manufacturers or final assemblers of camping trailers, motor homes, travel trailers, truck campers or van campers and clubs, retail parts and accessory companies, publication companies, rental companies, campgrounds and resorts, and extended warranty and insurance companies catering specifically to RV owners or enthusiasts.  Agreements that may cause SNAC to occasionally provide services to recreational vehicles as part of a program that covers medium or heavy duty vehicles other than RVs as its primary obligation shall not violate this restriction Existing SNAC partnerships and programs that provide RV services established prior to the Effective Date and that are listed on Schedule 1 attached hereto are excluded.

7.2                               During the Term of this Agreement, AGI shall not contract with any direct or indirect competitor of SNAC for services substantially similar to the Covered Services without SNAC’s prior written approval.

Section 8.                                          Member Service.

8.1                               SNAC will staff its SNAC Call Centers adequately to meet call volume and service levels described in Program Exhibit 1 for AGI Members.

8.2                               SNAC will cooperate with AGI in establishing and implementing CSR training and refresher courses and materials designed to educate CSRs on AGI Programs and procedures in compliance with the standards described in Program Exhibit 1.

8.3                               SNAC will use commercially reasonable efforts to maintain its network of Independent Service Providers at participation levels adequate to meet its obligations pursuant to this Agreement, but the number of Independent Service Providers and the contract terms, conditions and compensation for Independent Service Providers shall be left to SNAC’s sole and absolute discretion.

Section 9.                                          Operations.

9.1                               SNAC shall invoice AGI on or about the 15th day of each month for all Covered Services performed.  AGI shall pay any undisputed amounts set forth on such invoice at the prices described in Program Exhibit 1 within thirty (30) days of AGI’s receipt of such invoice.  If AGI reasonably disputes any charges or line items on such invoice, AGI shall inform SNAC in writing, with supporting documentation, of the specific items in dispute.  SNAC shall use reasonable efforts to investigate such disputes and provide feedback within ten (10) business days.  AGI shall not withhold payment of the undisputed amount of such invoice.  If SNAC reasonably determines that all or part of AGI’s dispute is justified, SNAC shall appropriately adjust the invoice and AGI will pay any remaining balance due.  SNAC may impose a late penalty equal to one and one half percent (1.5%) per month of any undisputed amount unpaid and owing for any invoice not paid in accordance with this Paragraph 9.1. Unresolved disputes shall be addressed by the process described in Section 19.

9.2                               SNAC shall supply AGI such information in the possession of SNAC as AGI may from time to time reasonably request with respect to the items for which AGI is required to reimburse or pay SNAC in connection with all Covered Services performed, including copies of supporting information relating to the costs of such Covered Services or any other costs incurred by SNAC that are required to be reimbursed by AGI in accordance with the terms hereof.  As set forth in Section 23, AGI shall have the right from time to time, upon reasonable prior notice, to inspect such portion of SNAC’s books and records, relating directly to SNAC’s programs and services as will allow AGI to verify the correctness of the amounts that AGI is required to pay SNAC hereunder.

9.3                               AGI shall provide SNAC all information reasonably necessary to train CSRs to effectively operate any AGI Program no later than thirty (30) days prior to the targeted launch date of such AGI Program.  For campaigns utilizing bilingual or non-English speaking CSRs, AGI shall provide SNAC sixty (60) days written notice prior to launch and shall provide SNAC all necessary information to set-up any applicable Third Party Account and train CSRs concerning AGI Program at least forty-five (45) days prior to launch.

Section 10.                                   Relationship Managers.

10.1                        The SNAC Relationship Manager and any assistant managers assigned by SNAC shall be the primary contact points for AGI to communicate with SNAC concerning AGI Programs and Members. AGI shall employ good faith efforts to include the SNAC Relationship Manager in all material communications between AGI and SNAC employees related to the AGI Program. Nothing in this paragraph shall be interpreted to restrict AGI senior managers from communicating directly with SNAC senior managers. SNAC shall maintain and provide to AGI a current accurate listing of SNAC employees and Call Center Managers whom AGI may contact in the event that The Relationship Manager is unavailable or unresponsive (the “Escalation List”). After employing good faith efforts to contact the Relationship Manager and at least one other SNAC employee named in the Escalation List, if AGI believes, in good faith, that contacting the Call Center is necessary to provide timely assistance to a Member, AGI shall have direct, 24 hour a day, 7 day per week access to the Call Center managers designated in the Escalation List.

Section 11.                                   Reports.

11.1                        During the Term of this Agreement, each party will produce and transmit to the other party such reports and data as is necessary for the efficient administration of this Agreement.  SNAC shall provide the reports and summaries required by Program Exhibit 1 within the timeframes set forth thereon.  The format and data included in such reports shall be as described in the applicable Program Exhibit.

Section 12.                                   Termination.

12.1                        This Agreement will be effective as of the Effective Date written above and will continue until its expiration on March 1, 2014 (its “Initial Term”).  Unless terminated in writing by either party at least one hundred-twenty (120) days prior to the expiration of its Initial Term, this Agreement shall automatically renew for a subsequent renewal terms of one (1) year (each a “Renewal Term”, and collectively with the Initial Term, “Term”) and, unless terminated in writing by either party at least one hundred-twenty (120) days prior to the expiration of such Renewal Term, this Agreement shall automatically renew for a second (2nd) subsequent Renewal Term.

12.2                        Either party may terminate this Agreement upon written notice to the other party if the other party materially breaches this Agreement and fails to cure such breach to the reasonable satisfaction of the non-breaching party within sixty (60) days after Notice of the breach, which Notice explains in reasonable detail the basis of the breach claim. Either party may terminate this Agreement in accordance with the force majeure provision set forth below.

12.3                        Either party may terminate this Agreement at any time immediately upon Notice if:

12.3.1              The other party makes any general assignment or trust mortgage for the benefit of its creditors or commits an act of bankruptcy; or

12.3.2              Any petition is filed by or against the other party initiating a bankruptcy, arrangement, reorganization, or other proceeding under any provision of the U.S. Bankruptcy Code or similar Canadian law; or

12.3.3              A receiver or trustee is appointed for the other party or for any or all of its property.

12.5                        AGI will be the sole owner of all toll free numbers.  AGI will be the only authorized end user to make changes to the account with the phone company in regard to the toll free numbers.  Allstate will be solely responsible for payment of invoices for all toll free usage and monthly recurring charges including applicable taxes.  Not later than 60 business days prior to the effective date of any termination of this Agreement, SNAC shall deliver to AGI all documents necessary for AGI to reassign AGI owned telephone numbers.

Section 13.                                   Confidentiality.

13.1                        “Confidential Information” shall be defined for the purposes of this Agreement as any data and information relating to the disclosing party’s business or matters relating to this Agreement which the disclosing party considers to be confidential, including, but not limited to, methods of operation, advertising materials, marketing concepts, Member or Member names and other identifying information, Member Information, and other proprietary information, whether or not such information is expressly marked as confidential and in whatever form it is disclosed.  Confidential Information does not include any information which the receiving party can demonstrate:

a.                                       is or becomes available to the public (other than Member Information such as name, address, telephone number, email address, and similar information that is publically available but would be difficult or costly to obtain if not delivered in connection with this Agreement) other than by a breach of this Agreement; or

b.                                      was previously known to the receiving party without any obligation to hold it in confidence; or

c.                                       was received from a third party free to disclose such information without restriction; or

d.                                      is or was independently developed by the receiving party without the use of the other party’s Confidential Information and other than in connection with the performance of the receiving party’s obligations under this Agreement; or

e.                                       the other party has consented in writing to disclosure of such information, but only to the extent of such consent.

In the course of negotiation of and carrying out its obligations under this Agreement, each party may have access to or will disclose to the other of certain Confidential Information.  Each party will use the other party’s Confidential Information only for the limited purpose of and as necessary to carry out its obligations under this Agreement and will not alter, copy, misappropriate, use or misuse, transfer, sell, deliver, or divulge Confidential Information for any other purpose whatsoever.  Each party will treat the other party’s Confidential Information as the other’s trade secrets and will not disclose it to any third party without the other party’s prior written consent.  Each party acknowledges that the other party’s Confidential Information partly includes its programs, contracts, terms, procedures, marketing methods, on-line data transfer, reconciliation and reports technology.

13.2                        Each party will disclose Confidential Information only to those of its employees and agents whose duties require access to such information and then only for the purposes contemplated by this Agreement.

13.3                        The foregoing notwithstanding, either party may disclose the other party’s Confidential Information as required by applicable law or regulation or by a valid order of a court or government agency with appropriate jurisdiction over the parties and the subject matter of the information, but only to the extent of and for the purposes of such law, regulation or order and only after the other party is afforded a reasonable opportunity to oppose such disclosure or seek protection against further disclosure of the information.

13.4                        Each party’s Confidential Information is and will remain its sole property.  Neither party obtains any ownership or license interest in any of the other’s Confidential Information by virtue of its disclosure under this Agreement.  Each party will return to the other or destroy, at the disclosing party’s option, all of the other’s Confidential Information in its possession or control upon termination or expiration of this Agreement or at the other party’s request at any other time.

13.5                        The parties acknowledge that the harm caused by the wrongful disclosure of Confidential Information will be difficult, if not impossible, to assess on a monetary basis, alone, and that legal damages may not be sufficient compensation for such wrongful disclosure.  Therefore, either party may enforce its right under this Section by equitable means, including, but not limited to, injunctive relief, in addition to any other remedies to which it is otherwise entitled.

13.6                        The provisions of this Section will survive termination or expiration of this Agreement for three (3) years or such longer period as required by law; provided,

however, that the obligation not to disclose Member Information will survive termination or expiration of this Agreement indefinitely.

Section 14.                                   Intellectual Property.

14.1                        Neither Party obtains by virtue of this Agreement rights in nor will it use any copyright, trademark, service-mark, logo, patent or other proprietary designation in which the other party or any of its parents, affiliates, or subsidiaries has any ownership or licensee interest without the other party’s prior written consent, except as otherwise expressly provided in this Agreement.

14.2                        Notwithstanding anything to the contrary contained herein, no trademark, service-mark or other intellectual property will be displayed without the owner’s prior express written consent which may be withdrawn with five (5) days written notice.

14.3                        Any and all ideas, inventions, discoveries, improvements, processes, products, software, designs, trademarks, trade secrets, reports, manuals, and any other documentation, deliverables, domain names, or work products arising from or relating to SNAC’s (including all SNAC corporate affiliates) business operations and proprietary information existing on the Effective Date and any and all SNAC business process improvements or innovations, operating methods or processes, workflow arrangements, claims processing methods, and other operational improvements, whether existing on the Effective Date or later developed by SNAC (collectively, “SNAC Intellectual Property”) shall be the sole and exclusive property of SNAC and/or its affiliates, including, without limitation, all patent, trademark and trade secret rights and all other similar intellectual property rights wherever they may be secured, free and clear of any claim or retention of rights on the part of AGI.  Any and all ideas, inventions, discoveries, improvements, processes, products, software, designs, trademarks, trade secrets, reports, manuals, and any other documentation, deliverables, or work products created jointly by the parties or by one of the parties utilizing the other party’s Confidential Information, in connection with or arising under this Agreement, the programs and projects engaged in hereunder and the Covered Services, other than SNAC Intellectual Property and the AGI Intellectual Property (as defined below) shall be the property of both SNAC and AGI and may be used separately by each of SNAC and AGI following termination of this Agreement.  Notwithstanding the foregoing, any mobile and/or “smart phone” application (and all components thereof with the sole exception of any AGI Intellectual Property) developed by SNAC under or in relation to this Agreement, the programs and projects engaged in hereunder and the Covered Services shall be deemed, as between the parties, the sole and exclusive property of SNAC, provided, however, that, following termination of this Agreement, AGI shall have the right to develop and use its own mobile and/or “smart phone” application and any such application and all components thereof shall be deemed, as between the parties, the sole and exclusive property of AGI.

14.4                        “AGI Intellectual Property” shall include and any and all ideas, inventions, discoveries, improvements, processes, products, software, designs, trademarks, trade secrets, copyrights, reports, manuals, and any other documentation, deliverables, domain names, derivative works, future developments, or amendments to any existing AGI intellectual property, that (i) have been developed prior to the to the Effective Date by AGI, its affiliates and agents separate and apart from SNAC (“AGI Pre-Existing Developments”), or (ii) may be developed in the future through the exclusive efforts of AGI (or, provided components of future developments through the joint efforts of AGI and SNAC are initially communicated to SNAC as proprietary, confidential or otherwise as the sole intellectual property of AGI, then with respect to those components) (“AGI Future Developments”), but excluding any business process improvements or innovations, operating methods or processes, workflow arrangements, claims processing methods, and other operational improvements developed by SNAC.  Any and all AGI Prior Developments and AGI Future Developments shall be the sole and exclusive property of AGI, including, without limitation, all patent, trademark and trade secret rights and all other similar intellectual property rights wherever they may be secured, free and clear of any claim or retention of rights on the part of SNAC.

14.5                        The compiled listing of third party providers comprising repair facilities, mobile mechanic facilities, mobile tech facilities, and the networks utilized for the delivery of tires and/or batteries, and any other SNAC non-Towing Network Providers compiled for the exclusive use of AGI programs (“Networks”), shall be shared between the parties and shall not be the exclusive property of either, nor shall either have any right to prevent the other from utilizing such lists in furtherance of their individual business interests, provided, however, that SNAC agrees that it shall not implement any Networks developed pursuant to this Agreement (or derivatives of such lists) to implement similar programs benefitting AGI’s direct competitor Kampgrounds of America (KOA).

Section 15.                                   Publicity.

Neither party will make any public announcement or other disclosure regarding the terms of this Agreement without the other party’s prior express written consent and approval, which, for disclosures required by law, will not be unreasonably withheld or delayed.  Both parties are strictly prohibited from disclosing in any manner the pricing, terms or conditions of this Agreement to any third party. As violation of this provision cannot be cured, a breach of this provision shall allow harmed party to immediately terminate this Agreement.  SNAC, upon request may provide AGI with a letter that AGI may disclose acknowledging the existence of a contractual relationship between the parties.

Section 16.                                   Representations and Warranties by AGI.

16.1                        AGI represents and warrants to SNAC that:

16.1.1              AGI has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it under this Agreement; and

16.1.2              AGI has adequate financial resources to fulfill its obligations under this Agreement and that it will provide SNAC prompt notice of any circumstance that could reasonably be anticipated to jeopardize its ability to meet its financial obligations under this Agreement; and

16.1.3              AGI’s execution of this Agreement, along with its performance of its obligations under this Agreement, does not violate any agreement to which it is a party or by which it is bound; and

16.1.4              AGI’s disclosure of Member Information as contemplated in this Agreement is in all material respects compliant with its privacy policy and any federal, state, provincial and local laws and regulations governing the privacy of personal information; and

16.1.5              To the best of its ability, AGI will comply in all material respects with all federal, provincial, state and local laws, rules and regulations applicable to its business; and

16.1.6              As a point of clarification, an inadvertent violation of law or regulation by AGI which does not subject SNAC to criminal or civil liability or jeopardize any license or certificate of authority, shall not be deemed a material breach of this Agreement so long as AGI takes immediate action to bring itself in compliance with such applicable law or regulation; and

16.1.9              ART has all of the requisite motor club certificates of authority, licenses, permits and other governmental approvals to engage in the activities contemplated under this Agreement and shall not rely on any SNAC motor club certificate of authority or product filing for any purpose whatsoever.

Section 17.                                   Representations and Warranties by SNAC:

17.1                        SNAC represents and warrants to AGI that:

17.1.1              SNAC has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it under this Agreement; and

17.1.2              SNAC has adequate financial resources to fulfill its obligations under this Agreement and will provide AGI prompt notice of any circumstance that could reasonably be anticipated to jeopardize its ability to meet its financial obligations under this Agreement; and

17.1.3              SNAC’s execution of this Agreement, along with its performance of its obligations under this Agreement, does not and will not violate any agreement to which it is a party or by which it is bound; and

17.1.4              To the best of its ability, SNAC will comply in all material respects with all federal, provincial, state and local laws, rules and regulations applicable to its business.

17.1.5              As a point of clarification, an inadvertent violation of law or regulation by SNAC which does not subject AGI to criminal or civil liability or jeopardize any license or certificate of authority, shall not be deemed a material breach of this Agreement so long as SNAC takes immediate action to bring itself in compliance with such applicable law or regulation.

17.1.6              SNAC has all of the requisite motor club certificates of authority, licenses, permits and other governmental approvals to engage in the activities contemplated under this Agreement and shall not rely on any ART motor club certificate of authority or product filing for any purpose whatsoever.

Section 18.                                   Indemnity.

18.1                        SNAC assumes liability for and agrees to indemnify and hold AGI and each AGI Indemnitee harmless, from and against any and all Claims of every kind and nature, whether groundless or otherwise, imposed on, incurred by or asserted against AGI or such Indemnitee in any way related to or connected with or arising from or in any way connected with (i) any act or omission of SNAC, including, without limitation, its conduct in performing the services contemplated hereunder, (ii) the failure of SNAC to perform its duties pursuant to this Agreement and/or observance of all the terms, covenants and conditions contained herein, or (iii) any breach of any warranty or representation on its part made herein, alleged or real.  SNAC shall indemnify AGI and its Indemnitees for and hold AGI and its Indemnitees harmless from and against any liability for any acts or omissions of an Independent Service Provider with respect to actual services provided hereunder, when such claim is made by a Member, an AGI customer or a third party (but not by AGI itself) (“Service Provider Claims”); provided however, that SNAC’s obligation to indemnify AGI and hold AGI harmless for Service Provider Claims shall be limited to the insurance coverage maintained from time to time by SNAC and actually payable by the insurance company with respect to each such Service Provider Claim or which would have been paid had SNAC maintained the insurance required hereunder.  During the term of this Agreement, each party shall comply with the insurance requirements set forth in Section 20.1, and SNAC agrees to cause AGI to be named as an additional insured on any such insurance policy(ies) as may be maintained by SNAC for the purpose of satisfying such insurance requirements.

18.2.                     AGI, will indemnify, defend, and hold harmless SNAC and SNAC’s Indemnitees, from and against all Claims of every kind and nature, whether groundless or otherwise, asserted by a third party based upon any act or omission of AGI related to this Agreement, or any breach by AGI of any representation or warranty made in this Agreement, alleged or real.

18.3                        Each Indemnitee will provide the Indemnitor with notice stating the nature and basis of any Claim for which it intends to seek indemnification under this Section not more than five (5) business days after its receipt of notice of such Claim provided according to the requirements delineated in this Agreement, provided, however, that an Indemnitee’s failure to provide such timely notice does not foreclose the Indemnitee from its right to indemnification if the Indemnitor is not materially prejudiced by such delay.

18.4                        If any claim for indemnification is based upon litigation asserted against the Indemnitee, the Indemnitor may, by notice to the Indemnitee within not more than thirty (30) days after its receipt of notice of the claim for indemnification, elect to assume the defense of any such litigation with counsel reasonably acceptable to the Indemnitee.  Notwithstanding the Indemnitor’s assumption of the defense of any such litigation, the Indemnitee may participate in the litigation with counsel of its own choosing at its own expense.  If the Indemnitor elects not to or otherwise fails to assume the defense of any such litigation, the Indemnitee may proceed to defend such litigation by counsel of its choice and the Indemnitor will reimburse the Indemnitee for all reasonable attorneys’ fees and expenses for such defense.  The Indemnitor may participate in the defense of such litigation at its own expense with counsel of its choice.

18.5                        The Indemnitor’s election to assume or not assume the defense of any litigation under this Section will not be deemed to be a concession of any obligation to indemnify the Indemnitee for the subject matter of such litigation.

18.6                        Each party will provide the other with such assistance as the other reasonably requests to assist the other party in defending any third party proceeding subject to this Section.

18.7                        Neither party will settle an indemnified claim without the consent of the other party, which consent will not be unreasonably withheld or delayed.

18.8                        The Indemnitor will be fully subrogated to all rights of the Indemnitee for any claims for any amounts the Indemnitor pays under this Section.

18.9                        The provisions of this Section will survive termination of this Agreement.

Section 19.                                   Dispute Resolution.

19.1                        Except as otherwise expressly provided in this Agreement, the parties will submit all disputed matters between them to the following procedures:

19.2                        First, each party will refer each disputed matter to its respective senior executive with authority to resolve the matter on the party’s behalf.  Each such senior executive will work in good faith with the other to attempt to resolve the matter.  If such senior executives do not agree upon a resolution to the matter with ten (10) business days after referral of the matter to them, either party may submit the matter to mediation as described below.

19.3                        Either party may, upon notice to the other party and within ten (10) business days after the conclusion of the negotiations between senior executives described above, elect to have the disputed matter referred to non-binding mediation before a single impartial mediator to which the parties agree.  The mediation hearing will be attended by an executive of each party with authority to resolve the matter and will be conducted no more than thirty (30) days after the mediation notice.  The parties will share the expenses of the mediation equally.

19.4                        If and only if the parties are unable to resolve the disputed matter through the procedures described above, either party may pursue any other means to resolve the matter to which it is otherwise entitled under law.

Section 20.                                   Insurance.

20.1.                     Each party will maintain and provide proof to the other, upon request, of such insurance policies or programs of self-insurance as are reasonable to insure itself and the other party from any and all reasonably foreseeable claims resulting from any action taken or failure to act by its employees, agents or independent contractors pursuant to this Agreement and from the provisions of its services and operation of its business, including the following types and minimum limits:

Worker’s Compensation insurance in minimum limits required by law in the applicable jurisdictions covering all of the party’s employees engaged in the performance of any obligations hereunder;

Commercial liability, errors & omissions and crime insurance with the following combined single limits:

1) AGI: not less than $2,000,000 per occurrence; and

2) SNAC: not less than $5,000,000 per occurrence.

20.2            SNAC will require and maintain documentary support that all Independent Service Providers maintain the following types of insurance and limits:

Worker’s Compensation insurance as required by any applicable law;

Comprehensive General and Automobile Liability insurance with minimum limits of $100,000 each person and $300,000 each occurrence for bodily injury and $100,000 each occurrence for property damage or a minimum combined single limit for bodily injury and property damage of $300,000 per occurrence;

Garage Keepers’ Legal Liability or Garage Keeper’s Liability insurance (including, “On-Hook” Liability insurance) with a minimum limit of $25,000).

Section 21.                                   Limitation of Damages.

Except for obligations to third parties for such damages under the indemnification obligations contained in Section 18, above, neither party nor any of its affiliates will be liable to the other for any indirect, special, incidental or consequential damages, including, but not limited to, lost profits, arising out of or related to this Agreement or its performance or breach, even if it is advised of the possibility of any such damages.  AGI acknowledges that Emergency Roadside Assistance is provided by Independent Service Providers who are not under the direction and control of SNAC.

Section 22.                                   Force Majeure.

To the extent permitted by law, in the event that either party fails in whole or in part to fulfill its obligations under this Agreement as a consequence of an act of God, fire, explosion, strike, flood, earthquake, embargo, war, riot, or any other cause reasonably beyond the control of the disabled party, such failure to perform will not be considered a breach of this Agreement during the period of such disability and for a reasonable time thereafter; provided, however, that if such period continues in excess of sixty (60) days, the non-disabled party may terminate this Agreement upon thirty (30) days prior written notice.  In the event of any force majeure occurrence, as set forth in this Section, the disabled party will use its best efforts to meet its obligations under this Agreement.  The disabled party will promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform, and any developments that appear likely to affect its ability to perform any of its obligations, in whole or in part.

Section 23.                                   Books and Records.

Each party will maintain books and records of all activities relevant to this Agreement according to standard business practices sufficient to demonstrate its faithful performance of its obligations.  Each party will provide the other with access to such books and records during normal business hours at the reviewing party’s expense and with not less than fourteen (14) business days prior written notice for purposes of auditing the reviewed party’s performance under this Agreement, including, but not limited to, compliance with its provisions regarding protection of Confidential Information.  Each party will preserve all such books and records for a period of not less than two (2) years (not less than two years from the date of Disablement for call recordings) after the expiration or termination of this Agreement, but, in no event, less than any longer period required by law.  AGI shall have the right, from time to time, upon reasonable prior notice, to inspect such portion of SNAC’s books and records relating directly to AGI’s Programs.

Section 24.                                   Relationship of the Parties.

The relationship between SNAC and AGI established pursuant to this Agreement is that of independent contractors and neither party will be construed to be the agent or employee of the other.  Except as expressly provided in this Agreement, neither party may bind or obligate the other in any manner without the prior written consent of the other.

Section 25.                                   Third Party Beneficiaries.

This Agreement has been made for the sole benefit of the named parties and shall not be construed to confer any benefit or rights upon nor may it be enforced by any other person, including, but not limited to, any officer, director, employee, stockholder, creditor or customer of either party; provided, however, that the foregoing third-party beneficiary disclaimer shall not restrict third parties from seeking indemnification from the named parties to the Agreement.

Section 26.                                   Governing Law.

This Agreement will be governed in all respects by and construed according to the laws of the United States and the State of Delaware without regard to its rules on conflict of laws.  The exclusive venue for any litigation related to or arising from this Agreement shall be in a state or federal court of competent jurisdiction located in Delaware and AGI specifically waives any objection to such jurisdiction and/or forum, whether based on inconvenience or otherwise.

Section 27.                                   Entire Agreement.

This Agreement, including the Program Exhibits, contains the entire agreement of the parties and supersedes any and all previous agreements, whether oral or written, between them with respect to its subject matter.

Section 28.                                   Amendment.

This Agreement may not be modified in any manner except in a written instrument executed by both parties which specifically refers to this Agreement and expressly recites the purpose of the modification.

Section 29.                                   Assignment.

This agreement may not be assigned or transferred by either party without the other’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, (a) AGI and ART shall have the right to assign this Agreement to any entity with which either of them may merge or consolidate or which acquires substantially all of the assets of AGI and ART; and (b) SNAC may assign this Agreement or delegate the performance of its duties hereunder to one or more corporate affiliates that are wholly owned subsidiaries of The Allstate Corporation or Allstate Enterprises, LLC,  provided that any such affiliate agrees in writing to be bound by the confidentially provisions contained herein, but such delegation will not relieve SNAC of its responsibilities under this Agreement.

Section 30.                                   Waiver.

No failure or delay by either party to exercise and no course of dealing with respect to any right of such party regarding an obligation of the other party will operate as a waiver of any such right unless the waiving party so designates in writing.  Any single or partial exercise by either party of any of its rights will not preclude such party from any other exercise of any such right or the exercise of any other right.  Any single or partial waiver by either party of any obligation of the other party under this Agreement will constitute a waiver of such obligation only as specified in such waiver and will not constitute a waiver of any other obligation.

Section 31.                                   Severability.

With the exception of Section 4, if any provision of this Agreement is held to be invalid or unenforceable for any reason, the parties will reform that provision to the extent necessary to enforce it and preserve the parties’ original intent, failing which, it will be severed from this Agreement with the balance of this Agreement continuing in full force and effect.

Section 32.                                   Notices.

All notices, requests and approvals required by this Agreement will be in writing addressed to the President of each party at the address stated for each on the first page of this Agreement with a duplicate copy addressed to the attention of each party’s General Counsel at the same address, or to such other address as either party designates to the other by notice.  All notices will be deemed to have been given either when personally delivered or upon delivery by either registered or certified mail, postage prepaid with return receipt requested, or by a recognized overnight delivery service.

Section 33.                                   Headings.

The section headings in this Agreement have been inserted as a matter of convenience in reference, only, and are not intended nor should they be construed to convey any substantive content in interpretation of this Agreement.

Section 34.                                   Recitals.

The recitals are intended and should be construed to be a part of this Agreement for all intents and purposes.

Section 35.                                   Exhibits.

All exhibits attached to this Agreement, including, but not limited to, Program Exhibit 1, are incorporated into this Agreement by their reference.  In the event that any provision of an Exhibit or other attachment to this Agreement conflicts with any provision in the main body of this Agreement, the provisions contained in the Exhibit will prevail.

Section 36.                                   Counterparts.

This Agreement may be executed in any number of counterparts, each of which is to be deemed an original and all of which together constitute one and the same instrument.

The parties have executed this Agreement by their duly authorized representatives on the dates reflected below to be effective as of the day and year first written above.

Signature’s Nationwide Motor Club, Inc.

By:	/s/ Anthony Royer
Signature
Anthony Royer
Printed Name
Title:	President

Affinity Group, Inc.

By:	/s/ Prabhuling Patel
Signature
Prabhuling Patel
Printed Name
Title:	Chief Marketing Officer

Affinity Road and Travel Club, Inc.

By:	/s/ Mark Kupper
Signature
Mark Kupper
Printed Name
Title:	Executive Vice President